Exhibit 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated October 23, 2008, on our review of interim financial information of Raytheon Company and its subsidiaries (the Company) for the three and nine month periods ended September 28, 2008 and September 23, 2007, and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-71974; 333-58474; 333-82529; and 333-154677) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; and 333-45629).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 23, 2008